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                                                                    EXHIBIT 3.1

                          CERTIFICATE ELIMINATING THE
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                               OF XYVISION, INC.

     XYVISION, INC., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that on November 20, 1998 the Board of Directors of the Corporation duly adopted the following resolution stating that none of the authorized shares of the Series A Junior Participating Preferred Stock is outstanding and that none will be issued, as follows:

RESOLVED:  That in connection with the expiration of all Rights outstanding under the Rights Agreement between the Corporation and Mellon Bank, N.A., dated as of October 19, 1988, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors hereby determines that none of the authorized shares of the Corporation's Series A Junior Participating Preferred Stock is outstanding and none will be issued subject to the Certificate of Designations filed October 21, 1988 with the Secretary of State of the State of Delaware; and that the proper officers of the Corporation be, and they hereby are, authorized and directed, jointly and severally, for and in the name and on behalf of the Corporation, to execute and file with the Secretary of State of the State of Delaware a certificate to evidence this resolution and the determination of the directors hereunder, the intent being that in accordance with applicable law such filing shall eliminate from the Corporation's Certificate of Incorporation all matters set forth in the October 21, 1988 Certificate of Designations with respect to the Series A Junior Participating Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President this 20th day of November, 1998.

                      XYVISION, INC.

                      By: /s/ Kevin J. Duffy
                          ---------------------
                           Kevin J. Duffy
                           President

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